Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Richardson Electronics, Ltd.

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 26, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 28, 2005, expresses our opinion that Richardson Electronics, Ltd. did not maintain effective internal control over financial reporting as of May 28, 2005, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state the following material weaknesses were identified: deficiencies in the Company’s control environment; inadequate controls associated with the accounting for income taxes; inadequate financial statement preparation and review procedures; and deficiency related to the application of accounting literature.

Our report on the consolidated financial statements refers to a change in the method of accounting for certain inventories from the last-in, first-out method to the first-in, first-out method as of June 1, 2003.

Our report on the consolidated financial statements refers to a restatement of the net income (loss) per share calculations to reflect a two-class method calculation as required by EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, which was effective for fiscal periods beginning after March 31, 2004.

/s/ KPMG LLP

Chicago, Illinois

February 7, 2006